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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
CIBER, Inc.:

    We consent to the incorporation by reference herein of our report dated August 6, 1996, except as to the second paragraph of Note 12, which is as of September 3, 1996, relating to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, which report appears in the June 30, 1996 annual report on Form 10-K of CIBER, Inc. and which report is no longer appropriate since restated consolidated financial statements giving effect to a business combination accounted for as a pooling of interests have been included herein and in the Form 8-K of CIBER, Inc. to be filed on December 12, 1996. We also consent to the inclusion and incorporation by reference herein of our report dated August 6, 1996, except as to the first and second paragraphs of Note 2, which are as of October 28, 1996 with respect to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, which report appears herein and in the Form 8-K of CIBER, Inc. to be filed on December 12, 1996 and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

Denver, Colorado
December 10, 1996